                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
                               A.T. CROSS COMPANY
                (Name of Registrant as Specified In Its Charter)

                               A.T. CROSS COMPANY
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
    or Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

- --------------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 27, 1995

                   TO THE STOCKHOLDERS OF A.T. CROSS COMPANY:

     Notice is hereby given that the annual meeting of stockholders of A.T. Cross Company (the "Company") will be held on Thursday, April 27, 1995 at 10:00 a.m. at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865, for the following purposes:

     1. Fixing the number of directors at nine, of which three shall be Class A directors and six shall be Class B directors (by holders of Class A and Class B common stock voting together as a single class).

     2. Electing three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

     3. Appointing independent public accountants to audit the Company's books and accounts for the year ending December 31, 1995 (by holders of Class B common stock only).

     4. Approving the Company's Non-Qualified Stock Option Plan, as amended and restated (by holders of Class A and Class B common stock, voting together as a single class).

     5. Transacting such other and further business as may properly come before said meeting upon which the holders of Class A common stock or Class B common stock, respectively, are entitled to vote.

     The stock transfer books will not be closed. The close of business on March 1, 1995 has been fixed as the record date for determining stockholders entitled to vote at the annual meeting or any adjournment thereof, and only holders of record of Class A common stock or Class B common stock as of that time are entitled to receive notice of and to vote at said meeting or any adjournment thereof.

     A proxy statement is set forth on the following pages.

                                            By order of the Board of Directors


                                            Tina C. Benik
                                            Corporate Secretary

March 13, 1995

                                     [LOGO]

                                PROXY STATEMENT
                        FOR ANNUAL STOCKHOLDERS' MEETING
                                 APRIL 27, 1995

     This statement is furnished in connection with the accompanying proxy which is solicited by the Board of Directors of A.T. Cross Company (the "Company") from holders of Class A common stock of the Company for use at the annual meeting to be held April 27, 1995. Any stockholder giving a proxy may revoke the same prior to its exercise by giving notice in writing or in person to the Secretary. If not revoked, the committee named in the accompanying proxy will vote such proxy in the manner specified therein and, in the discretion of the committee, for or against any matter upon which holders of Class A common stock are entitled to vote which properly comes before the meeting and which has been omitted from the proxy and proxy statement. Where an opportunity to vote by ballot is afforded to holders of Class A common stock, the accompanying proxy will be voted in the manner specified in such ballot. The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees, or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by the Company. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Company, who will not receive additional compensation therefor. In addition, the Company has retained Georgeson & Co., New York, N.Y., to aid in the solicitation of proxies. The charges of such firm, estimated at $5,000, excluding expenses, will be paid by the Company. This proxy statement and the enclosed form of proxy are expected to be sent to stockholders on or about March 13, 1995.

     A copy of the Company's annual report for the year 1994 containing financial statements for the year ended December 31, 1994, is also enclosed, but is not to be considered a part of the proxy soliciting material.

     As of February 28, 1995, the Company had outstanding 14,725,302 shares of Class A common stock and 1,804,800 shares of Class B common stock. Only stockholders of record at the close of business on that date are entitled to vote at the annual meeting. Stockholders shall be entitled to one vote for each share held on the foregoing record date with respect to matters on which shares of that class are eligible to vote.

STOCKHOLDERS' PROPOSALS

     Any proposal of a stockholder intended to be presented at the next annual meeting of the Company, scheduled to be held April 25, 1996, must be received by the Company's Corporate Secretary not later than November 24, 1995, for inclusion in the proxy statement and form of proxy relating to that meeting.

VOTING RIGHTS

     Holders of Class A common stock have the right to elect one-third of the number of directors from time to time fixed by the holders of Class A and Class B common stock voting together as a single class; provided, however, that if the total number of directors is not evenly divisible by three, then the holders of Class A common stock have the right to elect that number of directors which is the nearest whole number when the total number of directors is divided by three. Holders of Class B common stock have the right to elect the remaining directors. It is proposed that the number of directors for the ensuing year be fixed at nine (see "ELECTION OF DIRECTORS"), and if this proposal is adopted, holders of Class A common stock will have the right to elect three directors.

     In addition, holders of Class A and Class B common stock vote together as a single class:

     a) For the reservation in the future of shares to be issued pursuant to options granted or to be granted to directors, officers or employees; and

     b) With respect to the acquisition of assets or shares of any other company if:

          (1) An officer, director or holder of ten percent or more of either Class A or Class B common stock has an interest in the transaction;

          (2) The transaction would, in the reasonable judgment of the Board of Directors, presently or potentially increase by nineteen and one-half percent or more the aggregate of the Class A or Class B common stock outstanding immediately prior to such transaction; or

          (3) The transaction would involve the issuance of any Class A or Class B common stock and in the reasonable judgment of the Board of Directors the value of the consideration furnished by the Company is nineteen and one-half percent or more of the aggregate market value of all Class A and Class B common stock outstanding immediately prior to such transaction.

     Notwithstanding the foregoing, if the consummation of any transaction described above would, with respect to either the Class A common stock or the Class B common stock, result in a change in the designations, preferences, limitations or relative rights of the shares of such class or have certain other effects as specified in the Company's articles, the holders of Class A and Class B common stock vote as separate classes on such transaction.

     Except as stated above or otherwise required by law, all voting power is vested in the holders of Class B common stock so long as any shares of Class B common stock are outstanding.

VOTING PROCEDURES

     The numbers of Class A and Class B directors will be fixed by vote of the holders of a majority of the Class A and Class B shares present at the annual meeting in person or represented by proxy, voting as a single class. The Class A directors will be elected in each case by vote of the holders of a majority of the Class A shares present or represented at the meeting, and the Class B directors will be similarly elected by the holders of a majority of the Class B shares.

     Shares represented by proxies which are marked "abstain" with respect to fixing the number of directors or adopting the amended and restated Non-Qualified Stock Option Plan, "authority withheld" with respect to the election of any particular nominee for director, or to deny discretionary authority on any other matters will be counted as shares present and entitled to vote, and accordingly any such marking of a proxy will have the same effect as a vote against the proposal to which it relates.

     Under the rules of the American Stock Exchange, on which the Class A shares are listed, brokers who hold Class A shares in street name have the authority to vote such shares on certain items, including fixing the number of and electing directors, unless they have received instructions from the beneficial owners to the contrary, in which case the shares are to be voted or the votes relating thereto withheld, as directed by the beneficial owners. Such rules also provide that brokers may not vote shares held in street name on certain other matters without specific instructions from their customers. Shares subject to such "broker non-votes" will not be treated as shares entitled to vote on the matters to which they relate and therefore will be treated as not present at the meeting for those purposes, but otherwise will have no effect on the outcome of the voting on such matters. It is not presently anticipated that any matter which might be the subject of a "broker non-vote" will come before the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The stockholders listed below were beneficial owners of more than 5% of the outstanding Class A or Class B common stock of the Company at the close of business January 20, 1995 (except as otherwise indicated) and may be deemed to be "control persons" with respect to the Company.

- --------------------------------------------------------------------------------------------------------------------
 TITLE OF   NAME AND ADDRESS                       AMOUNT AND NATURE OF                             PERCENT
  CLASS   OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP                             OF CLASS
- --------------------------------------------------------------------------------------------------------------------
    A     Bradford R. Boss       1,861,443 (201,443 directly; 480,000 indirectly as                    12.7
          P.O. Box 722           co-trustee of W. Russell Boss, Jr. Trust A; 560,000
          Narragansett, RI       indirectly as co- trustee of W. Russell Boss, Jr. Trust
          02882                  B; 500,000 indirectly as co-trustee of W. Russell Boss,
                                 Jr. Trust C; 116,274 indirectly (stock subject to
                                 options); and 3,726 indirectly, held by a minor child)

    B     Bradford R. Boss       1,804,800 (902,400 indirectly as co-trustee of W.                    100.0
                                 Russell Boss, Jr. Trust A; and 902,400 indirectly as
                                 co-trustee of
                                 W. Russell Boss, Jr. Trust B)

    A     Russell A. Boss        1,758,568 (72,116 directly; 560,000 indirectly as                     12.0
          29 Blackstone Avenue   co-trustee of W. Russell Boss, Jr. Trust B; 480,000
          Warwick, RI 02889      indirectly as co- trustee of W. Russell Boss, Jr. Trust
                                 A; 500,000 indirectly as co-trustee of W. Russell Boss,
                                 Jr. Trust C; 116,274 indirectly (stock subject to
                                 options); 19,000 indirectly, held by his wife; and
                                 11,178 indirectly, held by his children)

    B     Russell A. Boss        1,804,800 (902,400 indirectly as co-trustee of W.                    100.0
                                 Russell Boss, Jr. Trust B; and 902,400 indirectly as
                                 co-trustee of W. Russell Boss, Jr. Trust A)

    A     Edwin G. Torrance      480,500 (500 directly and 480,000 indirectly as                        3.3
          129 Nayatt Road        co-trustee of W. Russell Boss, Jr. Trust A)
          Barrington, RI 02806

    B     Edwin G. Torrance      902,400 indirectly as co-trustee of                                   50.0
                                 W. Russell Boss, Jr. Trust A

    A     Noel M. Field, Jr.     560,300 (100 directly; 560,000 indirectly as co-trustee                3.8
          50 Sakonnet Point      of
            Road                 W. Russell Boss, Jr. Trust B; 200 as trustee for
          Little Compton, RI     children)
          02837

    B     Noel M. Field, Jr.     902,400 indirectly as co-trustee of                                   50.0
                                 W. Russell Boss, Jr. Trust B

    A     Fleet Financial        1,714,373 indirectly as agent and as trustee of various               11.7
          Group, Inc.            trusts (as of December 31, 1994)
          50 Kennedy Plaza
          Providence, RI 02903

    A     John Hancock           1,411,178 (1,386,778 through its indirect, wholly owned                9.6
          Mutual Life            subsidiary NM Capital Management, Inc. and 24,400
          Insurance Company,     through its indirect, wholly owned subsidiary John
          through                Hancock Advisers, Inc.) (as of December 31, 1994)
          indirect, wholly
          owned subsidiaries
          John Hancock Place
          Post Office Box 111
          Boston, MA 02117

- -------------------------------------------------------------------------------------------------------------------


     Bradford R. Boss and Russell A. Boss are, together with Edwin G. Torrance, the co-trustees of Trust A referred to above; they are, together with Noel M. Field, Jr., the co-trustees of Trust B referred to above; and they are, together with Fleet National Bank, the co-trustees of Trust C referred to above. The co-trustees of each trust jointly exercise investment and voting powers with respect to the assets of the trust.

     The Class B shares held by Trusts A and B are convertible into Class A shares on a share-for-share basis. If the Class B shares were all converted into Class A shares, Bradford R. Boss and Russell A. Boss would be the beneficial owners of 22.2% and 21.6%, respectively, of the outstanding Class A shares.

        If the Class B shares held by Trust A were so converted, Edwin G. Torrance would be the beneficial owner of 8.9% of the outstanding Class A shares, and if the Class B shares held by Trust B were so converted, Noel M. Field, Jr. would be the beneficial owner of 9.4% of the outstanding Class A shares.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table reflects as of January 20, 1995 the beneficial ownership of shares of common stock of the Company by directors, nominees, and officers:

- ---------------------------------------------------------------------------------------------------------------------
 TITLE OF                                                      AMOUNT AND NATURE OF                        PERCENT
  CLASS      NAME OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP                        OF CLASS
- ---------------------------------------------------------------------------------------------------------------------

    A       Bradford R. Boss             1,861,443 (201,443 directly; 480,000 indirectly as co-trustee of      12.7
                                         W. Russell Boss, Jr. Trust A; 560,000 indirectly as co-trustee of W. Russell Boss, Jr. Trust B; 500,000 indirectly as
                                         co-trustee of W. Russell Boss, Jr. Trust C; 116,274 indirectly
                                         (stock subject to options exercisable within 60 days); and 3,726 indirectly, held by a child)

    B       Bradford R. Boss             1,804,800 (902,400 indirectly as co-trustee of W. Russell Boss,      100.0
                                         Jr. Trust A; and 902,400 indirectly as co-trustee of W. Russell
                                         Boss, Jr. Trust B)

    A       Russell A. Boss              1,758,568 (72,116 directly; 560,000 indirectly as co-trustee of       12.0
                                         W. Russell Boss, Jr. Trust B; 480,000 indirectly as co-trustee of W. Russell Boss, Jr. Trust A; 500,000 indirectly as
                                         co-trustee of W. Russell Boss, Jr. Trust C; 116,274 indirectly
                                         (stock subject to options exercisable within 60 days); 19,000 indirectly, held by his wife; and 11,178 indirectly, held by his children)

    B       Russell A. Boss              1,804,800 (902,400 indirectly as co-trustee of W. Russell Boss,      100.0
                                         Jr. Trust B; and 902,400 indirectly as co-trustee of W. Russell
                                         Boss, Jr. Trust A)

    A       Edward M. Watson             24,000 directly; 4,274 indirectly(1)                                     *

    A       H. Frederick                 4,204 indirectly(1)                                                      *
            Krimendahl II

    A       John E. Buckley              20,444 directly; 117,674 indirectly(1)                                   *

    A       Bernard V. Buonanno, Jr.     500 directly; 4,274 indirectly(1)                                        *

    A       Thomas C. McDermott          None                                                                     *

    A       Terrence Murray              2,000 directly; 4,190 indirectly(1)(2)                                   *

    A       James C. Tappan              1,000 directly; 2,000 indirectly(3)                                      *

    A       Edwin G. Torrance            480,500 (500 directly and 480,000 indirectly as co-trustee of W.       3.3
                                         Russell Boss, Jr. Trust A)

    B       Edwin G. Torrance            902,400 (indirectly as co-trustee of W. Russell Boss, Jr. Trust A)    50.0

    A       Stephen T. Henick            none directly; 14,335 indirectly(1)                                      *

    A       Richard M. Feldt             416 directly; 38,168 indirectly(1)                                       *

    A       All directors and            325,008 directly and 2,197,341 indirectly (including shares           17.1
            officers as a group          subject to options exercisable within 60 days)
            (20 persons)

    B       All directors and            1,804,800                                                            100.0
            officers as a group
            (3 persons)

(1)  Shares subject to options exercisable within 60 days.
(2)  Excludes shares held by Fleet Financial Group, Inc. in various fiduciary capacities.
(3)  Held by spouse.
  *  Less than 1%
The Class B common stock is convertible share for share into Class A common stock.
- ---------------------------------------------------------------------------------------------------------------------

                            ELECTION OF DIRECTORS

        It is proposed to fix the number of directors at nine, of which three will be designated "Class A Directors" and six will be designated "Class B Directors". Proxies will be voted for the nominees set forth below unless authorization to do so is withheld. All nominees except Mr. Torrance are currently directors of the Company. Should any nominee become unavailable for any reason to accept nomination or election as a director, the persons named in the proxy will vote for the election of such other person or persons as management may recommend unless the stockholders vote to reduce the authorized number of directors. The terms of all directors will expire when their successors are duly elected at the annual meeting of stockholders scheduled to be held April 25, 1996. The following tables reflect information as of January 20, 1995.

                                               CLASS A DIRECTORS

                                      PRINCIPAL OCCUPATION         DIRECTOR
        NOMINEE         AGE          DURING PAST FIVE YEARS          SINCE         OTHER DIRECTORSHIPS(1)
- ------------------------------------------------------------------------------------------------------------
Terrence Murray         55     Chairman, President and Chief Ex-      1982     Fleet Financial Group, Inc.;
                               ecutive Officer, Fleet Financial                Stop & Shop Companies, Inc.;
                               Group, Inc. (diversified financial              State Mutual Life Assurance
                               services corporation).(3)(6)                    Company of America
Thomas C. McDermott     58     President and Chief Operating Of-      1992     Goulds Pumps, Inc.;
                               ficer of Bausch & Lomb, Inc. (1986              Revere Copper Products, Inc.
                               to 1993); President, TCM Associ-
                               ates, Inc. (1993-1994; executive
                               search consultants); President and
                               Chief Executive Officer, Goulds
                               Pumps, Inc. (since 1994).(2)
James C. Tappan         59     Group Vice President and Director,     1994     Columbian Mutual Life Insur-
                               General Foods Corporation (prior                ance; The Milnot Company
                               to June 1988); President, Tappan
                               Capital Partners (June 1988 to
                               present; equity investment firm).(2)

- ------------------------------------------------------------------------------------------------------------


                               CLASS B DIRECTORS

                                    PRINCIPAL OCCUPATION           DIRECTOR
       NOMINEE        AGE          DURING PAST FIVE YEARS            SINCE          OTHER DIRECTORSHIPS(1)
- --------------------------------------------------------------------------------------------------------------
Bradford R. Boss      61     Chairman of the Board and, to April      1960      Fleet Financial Group, Inc.;
                             1993, Chief Executive Officer(4)(5)(7)             Bausch & Lomb, Inc.
Russell A. Boss       56     President and, to April 1993, Chief      1962      Eastern Utilities Associates;
                             Operating Officer; thereafter                      Brown & Sharpe Manufacturing
                             President and Chief Executive                      Co.
                             Officer(4)(5)(7)(8)
John E. Buckley       54     Executive Vice President to April        1980
                             1993; thereafter Executive Vice
                             President and Chief Operating
                             Officer.(4)(5)
Bernard V.            57     Chairman (to 1989) and Director,         1986      Old Stone Corporation
  Buonanno, Jr.              Old Fox, Inc., manufacturer of
                             fertilizers and other agricultural
                             products; counsel (1988-1990) and
                             thereafter partner, Edwards &
                             Angell, Providence, RI,
                             attorneys-at-law.(6)(8)
Edwin G. Torrance     63     Partner, Hinckley, Allen & Snyder,         --
                             Providence, RI, attorneys-at-law
                             and counsel for the Company.(9)
H. Frederick          66     Limited Partner, The Goldman Sachs       1972
  Krimendahl II              Group L.P.; Chairman (since March
                             1992) Petrus Partners Ltd., New
                             York, N.Y.(6)(10)
- --------------------------------------------------------------------------------------------------------------


        The Board of Directors has an Audit Committee, consisting of Messrs. McDermott, Tappan and Edward M. Watson (a director who is not standing for re-election at the annual meeting). Until July 21, 1994 the Board had a Salary Committee, consisting of the Messrs. Boss and Mr. Buckley. The Salary Committee was abolished on that date and a Compensation Committee was thereupon appointed, consisting of Messrs. Buonanno, Jr., Krimendahl and Murray.

        The Audit Committee has responsibility for overseeing the establishment and maintenance of an effective financial control environment, for overseeing the procedures for evaluating the system of internal accounting control, and for evaluating audit performance. The Salary Committee had responsibility for setting general compensation guidelines for the Company and for establishing the base salaries for certain management employees. The Compensation Committee has responsibility for developing, overseeing and implementing the overall compensation policy for the Company including, subject to full Board approval, the implementation of an annual incentive compensation plan for the Company.

        During 1994 the Audit Committee and the Salary Committee each held two meetings, and the Compensation Committee held two meetings.

        The Board does not have a nominating committee.

        (1) Includes only companies with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934 and any company registered as an investment company under the Investment Company Act of 1940.

        (2) Member of Audit Committee.

        (3) The Company has a demand line of credit AS WELL AS CASH AND SHORT TERM INVESTMENTS with, purchases gold and silver from and engages in other transactions with Fleet National Bank, a wholly-owned subsidiary of Fleet Financial Group, Inc., on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

        (4) Member of Executive Committee.

        (5) Member of Salary Committee. The Salary Committee was abolished on July 21, 1994.

        (6) Member of Compensation Committee. The Compensation Committee was appointed on July 21, 1994.

        (7) Bradford R. Boss and Russell A. Boss are brothers.

        (8) Russell A. Boss and Bernard V. Buonanno, Jr. are cousins by marriage.

        (9) Hinckley, Allen & Snyder performed legal services for the Company during 1994 and is expected to perform services for the Company in 1995.

       (10) Goldman, Sachs & Co., an affiliate of The Goldman Sachs Group L.P., is assisting the Company with its stock buy back program.

                            DIRECTOR COMPENSATION

        Members of the Company's Board of Directors were compensated for their services during 1994 at the rate of $15,000 per annum, plus $900 for each Board meeting attended. During 1994, the Board of Directors held five meetings. In addition, members of the Audit and Compensation Committees received $500 ($750 in the case of the committee chairmen) for each committee meeting attended.

        Directors also automatically participate in the Company's Non-Qualified Stock Option Plan under a formula fixing the number of shares which are the subject of annual option grants as the number derived by dividing, in each case, the compensation payable to a director for his service to the Company as a director during the preceding calendar year by the mean between the high and low trading prices for the Company's Class A common stock on the last trading day of such year. Options under the non-qualified plan have heretofore been granted with exercise prices in each case 10% below the fair market value of the Company's Class A common stock on the date of grant. If the amended and restated Non-Qualified Stock Option Plan is approved by the stockholders at the annual meeting as discussed at page 15, future options will be granted with exercise prices equal to the fair market value of the Class A common stock on the date of grant.

                          REPORTS TO STOCKHOLDERS ON
                             COMPENSATION MATTERS

        The reports set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that A. T. Cross Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        The 1994 compensation of the Chairman, President and Chief Executive Officer, and Executive Vice President and Chief Operating Officer of the Company was established by the members of the Board of Directors who were not employees of the Company (five directors). The compensation of the remaining executive officers of the Company was fixed by the named officers, with input from the Company's manager of compensation and benefits, who constituted the Salary Committee of the Board of Directors, pursuant to authority delegated to them by the Board.

        The elements of compensation for each executive officer consisted of base pay, incentive bonus and stock option grants. In general, the decisions relating to the incorporation of the several elements into the compensation of each executive officer were based on three primary factors:

        -- The external competitiveness of the Company's pay levels with those of other manufacturing companies with similar revenues and scope of operations.

        -- The internal pay equity that exists among individual executives and other Company employees.

        -- The performance of the executive in meeting key strategic objectives or increasing shareholder value.

        The Company is privy to external compensation data through its participation in, and analysis of, periodic compensation surveys conducted by independent consulting firms and associations which report on salaries paid to other executives at companies of similar size. These companies, which include various manufacturing companies with sales volumes generally less than $500 million, are not represented in the peer group index used in the Performance Graph. The peer group index is limited by the low number of publicly traded fine writing instrument companies. The Company believes the larger sample size of the compensation surveys provides more meaningful comparisons. There are approximately 325 companies in the various survey groups. This number is subject to occasional change from year to year. The Company extrapolates the survey information using a combination of single and multiple regression analyses. Factors used in the regression analyses include, but are not limited to, corporate sales, Company assets, stockholders' equity, return on equity, Board membership, and years of service. In addition, the Company also utilizes the survey data to gauge its competitive position with other companies with respect to bonus and stock option grants.

        The Company also reviews its standing against other companies in a survey that compares a number of financial performance criteria. The survey ranks participating companies on one- and five-year returns on assets, equity and capital. It also ranks their one-year return on sales and common stock appreciation plus yield.

        The Board has reviewed the Company's exposure with respect to qualifying executive officer compensation for deduction under Section 162(m) of the Internal Revenue Code. The Board has deferred adopting a policy on this issue as it does not expect compensation to reach relevant levels in the near future.

        The following is a more specific discussion of each compensation component:

BASE SALARY:

        The Company targets its base pay for the Chief Executive Officer and senior management at the 50th to 65th percentile of executive officers of manufacturing organizations of approximately the same size (less than $500 million in annual sales) and scope of operations as the Company. Based on survey data, the Company believes the base pay for its executives has been within this range for the last several years.

        Prior to 1992, base salary increases became effective on January 1 of each year. In 1992, the Company began to delay base salary increases for senior management. In 1993, these increases were delayed further to take effect on June 1, 1993, and the 1994 increases discussed below were likewise delayed to June 1, 1994.

        In considering base salary adjustments for 1994 for senior management the Board noted that, unlike other officers and executives of the Company, Bradford R. Boss, Chairman, Russell A. Boss, President and Chief Executive Officer, and John E. Buckley, Executive Vice President and Chief Operating Officer, had not been awarded stock options under the Company's October 1993 grant program and had earned no additional income under the Company's annual incentive plan for 1993. The Board also noted that Russell A. Boss and Mr. Buckley had not received any increases in their base salaries to reflect the additional responsibilities placed on them as a result of their promotion to their respective offices in 1993.

        In light of the foregoing, and after comparing the base salary levels of the three named officers to those of similar-level officers in the survey groups referred to above, the Board approved base salary adjustments of 5.0% for Bradford R. Boss, 5.1% for Russell A. Boss, and 6.3% for Mr. Buckley. The remaining two highest paid executive officers received a weighted average increase of 3.7% in their aggregate base salary. The percentage increases for the five executive officers as a group were less than 1% greater than the average budgeted base salary increases granted to similar level executives of companies included in the comparative survey groups.

        It was the consensus of the Board that the 1994 base salaries of both the Chief Executive Officer and all executive officers of the Company as a group fell within the 50th-65th percentile range referred to above.

BONUS:

        Bonus payments to executives for 1994 were predicated largely on the success the Company had in meeting the incentive target ratio of pretax earnings, as adjusted, of the Writing Instruments Division to net sales of the Division. Under the plan in effect for 1994, the maximum bonus was payable if the maximum ratio target of 20% was met. No bonus was payable unless the pretax earnings ratio of the Division was greater than or equal to 7%.

        The ratio of 1994 pretax earnings of the Division to its net sales generated a bonus of 27.9% of base salary for each of the Messrs. Boss and Mr. Buckley. The 1994 plan also provided for an additional bonus to the foregoing officers of up to 4% of base salary if the Company's Manetti-Farrow subsidiary (a distributor of fine leather goods) attained its financial goals for the year. The Board determined that those goals had been exceeded and approved the full bonus for each of the named officers. As a result, the three named executive officers each received bonus payments for 1994 equivalent to approximately 32% of their base salaries. The Board also approved a weighted average bonus of 42% of base salary to the next two most highly compensated executive officers, in light of significant achievements by each of them in assisting the Company in reaching its earnings targets for the year.

        The Company also analyzes its total cash compensation (base salary plus bonus) in relation to other similarly sized companies and targets the 75th percentile as a competitive norm when the maximum pretax earnings ratio is achieved. Applying the most recent survey data available to the Company (April
1994), the total compensation for all executive officers as a group was well below the 75th percentile for other companies included in the survey.

LONG-TERM INCENTIVES--STOCK OPTIONS:

        The Company's long-term incentive compensation for 1994 took the form of grants under incentive and non-qualified stock option plans. The plans are intended to provide key officers and managers with an ownership position in the Company, while fostering a longer-term incentive to increase shareholder value. Options are granted at or near the prevailing market prices and will have significant value only if the market price for the Company's stock increases.

        Periodically, the committee administering the plans approves the granting of options to participants in the executive bonus plan, discussed above. The options granted to the Chief Executive Officer and other key employees are allocated primarily on the basis of performance and the bonus group to which the recipient is assigned. The committee takes into consideration in each case the amount and terms of options already held and compares the market value of the shares covered by the grants to the market value of the shares covered by the grants made by other companies that provide stock options as part of their compensation packages. Comparisons are made for the Chief Executive Officer position specifically, as well as for other positions, with grant value reflected in each case as a percentage of base salary. The most recent comparison (using 1994 grants other than grants which are subject to stockholder approval of the amended and restated Non-Qualified Stock Option Plan; see page 15. These grants were made as part of the Company's revised compensation program for the years 1995-1997 as discussed in Future Compensation Arrangements; see page 14.) reflected the options granted to Russell A. Boss, as Chief Executive Officer, Bradford R. Boss, as Chairman, and John E. Buckley, as Chief Operating Officer, as falling below the 25th percentile of the comparison companies in the survey group. The remaining two most highly compensated officers were granted options which placed them between the 60th and 70th percentiles of the comparison group. As key executives hired within the last several years, it was deemed appropriate to reward them for their contributions to date while further strengthening their link to stockholder interests.

        The foregoing reports are presented by the following:

        As to matters relating to cash compensation:

                               Bradford R. Boss
                               Russell A. Boss
                               John E. Buckley
                           Bernard V. Buonanno, Jr.
                          H. Frederick Krimendahl II
                             Thomas C. McDermott
                               Terrence Murray
                               James C. Tappan
                               Edward M. Watson

        As to matters relating to stock options through July 1994:

                           Bernard V. Buonanno, Jr.
                               Terrence Murray
                               Edward M. Watson

        As to matters relating to stock options after July 1994:

                           Bernard V. Buonanno, Jr.
                               Terrence Murray
                          H. Frederick Krimendahl II

                            EXECUTIVE COMPENSATION

        The following table sets forth certain information with respect to the Company's Chief Executive Officer and the four other most highly compensated executive officers during 1994:



                                                  SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                       ANNUAL COMPENSATION              OTHER       -----------------
                                ---------------------------------      ANNUAL       SECURITIES UNDER-     ALL OTHER
            NAME &                         SALARY         BONUS     COMPENSATION      LYING OPTIONS     COMPENSATION
      PRINCIPAL POSITION         YEAR        ($)           ($)         ($)(3)              (#)               ($)
- ------------------------------  -------  -----------     --------   -------------   -----------------   ---------------
Russell A. Boss                  1994      $392,792(2)   $119,192      $ 4,320            61,310(5)(6)     $17,763(7)
  President and                  1993       376,792             0        4,320            21,088             6,372
  Chief Executive Officer        1992       366,375       114,573        4,320               774             6,045

Bradford R. Boss                 1994       276,792(2)     82,153        4,320            61,310(5)(6)      17,145(8)
  Chairman                       1993       302,833             0        2,775            21,088             6,713
                                 1992       366,375       114,573        2,293               774             6,455

John E. Buckley                  1994       351,167(2)    105,901        4,320           101,310(5)(6)      15,807(9)
  Executive Vice President       1993       334,708             0        4,320            21,088             4,497
  Chief Operating Officer        1992       324,625       100,783        4,222               774             5,300

Stephen T. Henick,               1994       192,917        57,100        5,021(4)         53,000(6)          4,620(10)
  Vice President, Worldwide      1993        35,320         2,000          677            25,000                 0
  Marketing and Sales(1)         1992

Richard M. Feldt                 1994       159,520        90,750        3,600            53,000(6)          9,401(11)
  Vice President, Operations     1993       148,750        35,700        3,600            39,000             4,497
                                 1992       138,750        29,700        3,600                 0             4,400
- -----------------------------------------------------------------------------------------------------------------------

 (1)  Mr. Henick was hired on October 25, 1993.

 (2)  Includes director fees of $19,500, which are also included in Salary for 1993 and 1992.

 (3)  Amounts listed under Other Annual Compensation consist of tax reimbursement payments made to the named individuals relating to amounts paid to these individuals as car allowances.

 (4)  Mr. Henick's Other Annual Compensation includes a tax gross-up payment related to reimbursement of relocation expenses ($1,421).

 (5)  Includes 1,310 shares underlying formula option received as a director of the Company pursuant to the Company's
      Non-Qualified Stock Option Plan.

 (6)  Includes shares underlying options granted subject to stockholder approval of the amended and restated Non-Qualified
      Stock Option Plan in the amount of 40,000 each for Messrs. Boss, 80,000 for Mr. Buckley, and 35,000 each for
      Mr. Henick and Mr. Feldt.

 (7)  Mr. Boss's All Other Compensation consists of 401(k) contributions ($4,620); profit sharing trust contributions
      ($12,722); and split dollar life insurance premiums ($421).

 (8)  Mr. Boss's All Other Compensation consists of 401(k) contributions ($4,620); profit sharing trust contributions
      ($10,749); and split dollar life insurance premiums ($776).

 (9)  Mr. Buckley's All Other Compensation consists of 401(k) contributions ($4,620); and profit sharing trust contributions
      ($11,187).

(10)  Mr. Henick's All Other Compensation consists of 401(k) contributions ($4,620).

(11)  Mr. Feldt's All Other Compensation consists of 401(k) contributions ($4,620); and profit sharing trust contributions
      ($4,781).


                              PERFORMANCE GRAPH

        The following performance graph compares the market performance of the Company's Class A common stock to the American Stock Exchange Market Value Index and Peer Group Index over the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Class A common stock and each index was $100 at December 31, 1989 and that all dividends were reinvested.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                   OF COMPANY, PEER GROUP AND BROAD MARKET

      MEASUREMENT PERIOD          A.T. CROSS      PEER GROUP      AMEX MARKET
    (FISCAL YEAR COVERED)           COMPANY          INDEX           INDEX
1989                                100.00          100.00          100.00
1990                                 69.38           66.54           84.80
1991                                 77.95           84.53          104.45
1992                                 61.86          116.30          105.88
1993                                 51.52          107.49          125.79
1994                                 48.37          100.60          111.12

        On a worldwide basis, A. T. Cross Company is the only major manufacturer of quality writing instruments that is not either privately held or part of a consolidated group. Therefore, relative performance data for the Company's primary competition is not readily available. The peer group included in this performance graph represents four publicly-traded companies (Bic Corp.; Hunt Manufacturing Company; Pentech International, Inc.; A.T. CROSS Company) based in the United States and included in Standard Industrial Classification
(SIC) Code 3951 "Pens, Mechanical Pencils and Parts."

                              PENSION PLAN TABLE

AVERAGE                           YEARS OF SERVICE
  PAY           15          20           25           30           35
- ------------------------------------------------------------------------
$ 25,000     $  6,000     $ 8,000     $ 10,000     $ 10,000     $ 10,000
  50,000       12,000      16,000       20,000       20,000       20,000
  75,000       18,000      24,000       30,000       30,000       30,000
 100,000       24,000      32,000       40,000       40,000       40,000
 150,000       36,000      48,000       60,000       60,000       60,000
 200,000       48,000      64,000       80,000       80,000       80,000
 300,000       72,000      96,000      120,000      120,000      120,000
 400,000       96,000     128,000      160,000      160,000      160,000
 500,000      120,000     160,000      200,000      200,000      200,000

- --------------------------------------------------------------------------------

        In each case, the indicated benefit will be reduced by the individual's social security credit.

        The Company maintains a non-contributory qualified retirement plan for the benefit of its employees, including the individuals named in the Summary Compensation Table. In addition, participants in the plan whose retirement benefits would exceed amounts permitted under the Internal Revenue Code participate in a non-qualified excess retirement plan which provides a supplemental unfunded benefit equal to the amount of any benefit that would have been payable under the qualified retirement plan but for certain limitations under the Internal Revenue Code. The benefits set forth in the Pension Plan Table reflect the aggregate of the benefits under both the qualified and non-qualified plans. The qualified plan and the non-qualified plan are collectively referred to as the "Plan".

        Covered compensation under the Plan includes base salary, cash bonuses, overtime pay, and amounts contributed by the employee to the A.T. Cross Savings Plan maintained by the Company under Section 401(k) of the Internal Revenue Code. The Salary and Bonus columns of the Summary Compensation Table set forth above, less director fees, reflect all covered compensation of executive officers for 1994.

        As of December 31, 1994, each of the individuals named in the Summary Compensation Table was credited with eleven years of service under the Plan with the exception of Stephen T. Henick, who was credited with one year of service, and Richard M. Feldt, who was credited with four years of service.

        The amounts payable shown in the above Table are based on the following assumptions:

            (i) The individual shall have retired at the normal retirement age of 65,

           (ii) "Average pay" is the average of the covered compensation paid to such individual over the five consecutive years immediately preceding retirement, and

          (iii) Benefits are paid in the form of a straight-life annuity. Payment options for spousal benefits are available.

                                STOCK OPTIONS

        The following tables set forth, as to the Chief Executive Officer and the four most highly compensated other executive officers of the Company, information with respect to stock option grants in 1994, options exercised during 1994 and year-end values of unexercised options. The Company does not grant any stock appreciation rights.



                                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                                    AT ASSUMED ANNUAL RATES
                                                                                                  OF STOCK PRICE APPRECIATION
                                               INDIVIDUAL GRANTS                                      FOR THE OPTION TERM
- --------------------------------------------------------------------------------------------   ----------------------------------
                     NUMBER     PERCENTAGE
                       OF        OF TOTAL                     MARKET
                   SECURITIES     OPTIONS                      PRICE
                   UNDERLYING   GRANTED TO     EXERCISE      PER SHARE
                    OPTIONS      EMPLOYEES       PRICE        ON DATE         EXPIRATION
      NAME          GRANTED       IN 1994      PER SHARE     OF GRANT           DATE(3)           0%         5%           10%
- -----------------  ----------   -----------   -----------   -----------   ------------------   --------   ---------   -----------
Bradford R. Boss      15,000     1.64%         $ 12.4875     $  13.875    February 7, 2004     $ 20,813   $ 151,701   $   352,510
                       5,000     0.55%         $ 15.2625     $  13.875    February 7, 2004     $ (6,938)  $  36,692   $   103,628
                       1,310(1)  0.14%         $   14.85     $ 16.5625    September 30, 2004   $  2,243   $  15,888   $    36,823
                      40,000(2)  4.36%         $ 15.1875     $ 15.1875    December 6, 2004     $      0   $ 382,053   $   968,199

Russell A. Boss       15,000     1.64%         $ 12.4875     $  13.875    February 7, 2004     $ 20,813   $ 151,701   $   352,510
                       5,000     0.55%         $ 15.2625     $  13.875    February 7, 2004     $ (6,938)  $  36,692   $   103,628
                       1,310(1)  0.14%         $   14.85     $ 16.5625    September 30, 2004   $  2,243   $  15,888   $    36,823
                      40,000(2)  4.36%         $ 15.1875     $ 15.1875    December 6, 2004     $      0   $ 382,053   $   968,199

John E. Buckley       15,000     1.64%         $ 12.4875     $  13.875    February 7, 2004     $ 20,813   $ 151,701   $   352,510
                       5,000     0.55%         $  13.875     $  13.875    February 7, 2004     $      0   $  43,630   $   110,566
                       1,310(1)  0.14%         $   14.85     $ 16.5625    September 30, 2004   $  2,243   $  15,888   $    36,823
                      80,000(2)  8.72%         $ 15.1875     $ 15.1875    December 6, 2004     $      0   $ 764,107   $ 1,936,397

Stephen T. Henick      5,000     0.55%         $ 15.4375     $ 15.4375    April 28, 2004       $      0   $  48,543   $   123,017
                      13,000     1.42%         $ 13.8937     $ 15.4375    April 28 2004        $ 20,069   $ 146,281   $   339,914
                      35,000(2)  3.82%         $ 15.1875     $ 15.1875    December 6, 2004     $      0   $ 334,297   $   847,174

Richard M. Feldt       5,000     0.55%         $ 15.4375     $ 15.4375    April 28, 2004       $      0   $  48,543   $   123,017
                      13,000     1.42%         $ 13.8937     $ 15.4375    April 28, 2004       $ 20,069   $ 146,281   $   339,914
                      35,000(2)  3.82%         $ 15.1875     $ 15.1875    December 6, 2004     $      0   $ 334,297   $   847,174
- ---------------

(1)  These options are received as directors of the Company under the formula provisions of the Company's Non-Qualified Stock
     Option Plan.
(2)  These options to acquire Class A common stock vest on January 1, 1998 but are subject to stockholder approval of the amended and restated Non-Qualified Stock Option Plan (see page 15).
(3)  Subject to earlier termination in the event of termination of the grantee's employment.




                                                  OPTION VALUES AT DECEMBER 31, 1994

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING                 VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                SHARES                            DECEMBER 31, 1994              DECEMBER 31, 1994(2)
                               ACQUIRED         VALUE        ----------------------------    ----------------------------
           NAME               ON EXERCISE    REALIZED (1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ---------------------------   -----------    ------------    -----------    -------------    -----------    -------------
Bradford R. Boss...........      --                --         116,274          41,310         $11,052         $     0
Russell A. Boss............      --                --         116,274          41,310          11,052               0
John E. Buckley............     500            $1,870         117,674          81,310          10,367               0
Richard M. Feldt...........      --                --          38,168          55,332          24,163           8,593
Stephen T. Henick..........      --                --          14,335          63,665           8,594          17,187
- ---------------

(1)  Based on the mean between the high and low trading prices of the Class A common stock on date of exercise less the exercise price.
(2)  Based on the mean between the high and low trading prices of the Class A common stock on December 30, 1994
     ($13.125) minus the exercise price.


                       FUTURE COMPENSATION ARRANGEMENTS

The following description of the Company's compensation arrangements for the period 1995-1997 is presented for the information of the stockholders. All necessary action on the parts of the Board of Directors and the holders of the Class B common stock to authorize the described arrangements have been taken, and the Class A stockholders will not be requested to take any action with respect thereto at the annual meeting, other than approval of certain amendments to the Company's Non-Qualified Stock Option Plan.

CREATION OF COMPENSATION COMMITTEE

        Subsequent to establishing the 1994 base salaries of senior management, as discussed in the foregoing reports, the Board of Directors established a Compensation Committee, to consist of three non-employee directors (presently Messrs. Murray, Krimendahl and Buonanno, Jr.) and to have responsibility for establishing a compensation policy for the Company, including (subject to full Board approval) an annual incentive compensation plan, and with specific authority to establish the annual base compensation and the discretionary portions of the annual incentive compensation, if any, of the Chairman, the Chief Executive Officer and the Chief Operating Officer. Further, the annual base compensation and discretionary annual incentive compensation, if any, of the Company vice presidents will be subject to the approval by the Committee. The Committee is also charged with administering the Company's stock option and long term incentive plans.

EXECUTIVE COMPENSATION ARRANGEMENTS FOR 1995-1997

        In December, 1994 the Board of Directors approved a revised compensation program for its executives, applicable to fiscal years 1995-1997. The goals of the revised program are:

        - To link a significant portion of executive compensation directly to the Company's sustained business success;

        - To provide competitive compensation opportunities for the Company's management; and

        - To support the Company's efforts to recruit and retain outstanding senior executives and managers.

        The major components of the revised compensation program are as follows:

  Base Salary

        The annual base salaries of the Company's senior management will be established or approved by the Compensation Committee, based primarily on survey market data, to ensure the competitiveness of the Company's base compensation arrangements for its executives, and individual performance.

  Annual Incentive Payments

        Under the revised compensation program, annual incentive payments will be made to executives when the Company achieves increasingly aggressive annual performance targets for its Writing Instruments Division's operating income before taxes ("OIBT").

        Each participant in the incentive plan will be assigned to a group consisting of executives with similar levels of responsibility for the Company's operations, and the target awards payable to a particular executive will range from 15% to 55% of his or her base salary, depending on the group to which the executive is assigned. The officers named in the summary compensation table on page 10 have been assigned to the groups eligible for the two highest target awards.

        The percentage of target awards payable with respect to any fiscal year will vary with the Company's success in meeting its OIBT target for the year. To ensure that the income generated by the Company is not at the expense of the Company's effective use of capital, the awards will be further impacted by the Company's return on capital for the fiscal year. In addition, awards payable to the Company's Chairman, Chief Executive Officer and Chief Operating Officer will be further impacted by the success or failure of the Company's Manetti-Farrow subsidiary (a distributor of fine leather goods) in meeting its annual financial goals.

        To the extent that awards in excess of targets are payable to certain of the Company's relatively highly compensated executives (including the officers named in the summary compensation table), they may be paid in whole or in part in shares of the Company's Class A common stock under a restricted stock plan approved by the Class B stockholders of the Company. Under the restricted stock plan (which reserves 60,000 Class A shares for the purpose), the restricted stock vests in increments as the Company achieves certain levels of OIBT. If by 1999 OIBT levels have not been met, all shares then subject to restrictions on transfer will be forfeited to the Company. Termination of employment other than by reason of death or disability will also result in a forfeiture of all shares then subject to transfer restrictions.

  Performance Cash Plan

     The third major element of the 1995-1997 compensation program is the Performance Cash Plan, pursuant to which a one-time cash bonus will be paid to each participating executive if the Company meets or exceeds certain significant three-year cumulative compounded OIBT growth goals. The award pool under the Performance Cash Plan will represent a certain percent of the three year cumulative OIBT, not to exceed 6% of the three year OIBT. Awards will be made to participants in amounts as determined by the Compensation Committee in accordance with the Committee's assessment of each individual's performance and contribution to the Company's overall operating results.

     The one-time cash bonuses will be paid out in three equal annual installments beginning in the first quarter of 1998.

  Stock Options

     As discussed under the reports relating to compensation matters at page 8, the Company has for many years viewed stock options as an appropriate means of providing its executives with a proprietary interest in the Company together with a long-term incentive to increase shareholder value.

     Subject to stockholder approval of a proposed increase in the shares authorized to be made the subject of options under the Company's Non-Qualified Stock Option Plan (see "Amendments to Non-Qualified Stock Option Plan" below), the Compensation Committee on December 6, 1994 granted options for a total of 629,000 shares of Class A common stock to 57 members of management. No additional options will be granted during the period 1995-1997 other than annual automatic grants to directors and grants to new members of management. The options will not become exercisable until January 1, 1998. The option price in each case was $15.1875 per share, representing the fair market value of the Class A common stock on the date of grant. The options granted to the executive officers named in the summary compensation table are set forth at page 10.

                 AMENDMENTS TO NON-QUALIFIED STOCK OPTION PLAN

     The Company has had in effect since 1975 the "A.T. Cross Company Non-Qualified Stock Option Plan", hereinafter referred to as the "Plan". The purpose of the Plan, which has been amended in minor respects from time to time by the Board of Directors and was last amended by the stockholders in 1988 to increase the number of shares of Class A common stock authorized for options under the Plan, is to secure to the Company and its stockholders the advantages of the incentives inherent in stock ownership on the part of its officers and key employees, and to provide them with a proprietary interest in, and a greater concern for, the welfare of the Company.

     The Board of Directors has concluded that it would be advisable to amend the Plan in several respects, viz:

1.   ADMINISTRATION OF PLAN

     The Plan has heretofore been administered by the "Stock Option Committee", whose responsibilities have been limited primarily to the Plan and to the Company's Incentive Stock Option Plan. With the creation of the Compensation Committee with general responsibility for all compensation matters, as discussed under "Future Compensation Arrangements" at page 14, it is appropriate to change the denomination of the committee charged with administering the Plan from the "Stock Option Committee" to the "Compensation Committee".

2.   INCREASE IN AUTHORIZED SHARES

     The Board has recommended that the number of shares available for the grant of options on and after December 6, 1994 be increased to 742,307 shares. As of that date, 67,307 shares were then available for options to be granted under the Plan, and the proposed amendment would accordingly increase the authorized shares by 675,000 shares. As is indicated under "Future Compensation Arrangements" and the subheading "Stock Options" at page 15, the Compensation Committee on December 6, 1994 authorized the grant of options for a total of 629,000 shares to 57 members of the Company's management, subject to stockholder approval of the proposed increase in the number of shares authorized under the Plan. The December 6 grants were intended to be in lieu of any additional discretionary option grants to present members of management during the period 1995-1997, and accordingly represented disproportionately large grants when compared with the number of shares usually covered by grants in any one calendar year. The proposed increase in the number of shares authorized for options under the Plan is intended both to accommodate the conditional grants authorized by the Compensation Committee in December 1994 and to provide for a reasonable reservoir of authorized shares for options to be granted to directors and new members of management.

3.   LIMITATIONS ON AUTOMATIC OPTIONS TO DIRECTORS

     As is discussed under the summary of the Plan as set forth below, options for shares of the Class A common stock of the Company are automatically granted under the Plan to members of the Board of Directors each year, pursuant to a formula specified in the Plan. The Board recommends that the Plan provide that of the 742,307 shares proposed to be authorized for issuance under the Plan as described above, a maximum of 50,000 shares will be eligible for options granted after December 6, 1994 to members of the Board of Directors under the Plan formula.

4.   LIMITATIONS ON OPTION GRANTS TO EMPLOYEE-DIRECTORS

     Employees who are also serving as directors of the Company (presently Bradford R. Boss, Russell A. Boss and John E. Buckley) participate in the automatic annual grants to directors described above and are also eligible for discretionary grants from time to time as authorized by the Compensation Committee. The Board recommends that in the case of any such employee-director a limitation be placed on the number of shares which may be made the subject of options in any calendar year, and that the limitation be the number of shares covered by options under the formula provisions plus 80,000 shares.

5.   PURCHASE PRICE

     The Plan presently provides that the purchase price for shares under an option shall be 90% of the fair market value of the Class A common stock on the date of grant. It was the consensus of the Board that, rather than creating instant value in an option at the time of grant by providing for a discounted purchase price, it would be more in keeping with the Company's incentive compensation philosophy for the next several years to provide that the purchase price will be the fair market value, without any discount, of the Class A common stock at the date of grant.

     The Board of Directors has amended the Plan to reflect the matters described above, subject to the approval of the holders of the Class A and Class B common stock, voting together as a single class. The Board of Directors has accordingly directed that the Plan, as amended, be restated to reflect the foregoing (the "Restated Plan") and that the Restated Plan be presented to the stockholders at the 1995 annual meeting for their approval.

     The following is a summary of the major provisions of the Restated Plan. The summary does not purport to be complete, and is qualified by reference to the full Restated Plan, set forth as Exhibit A to this proxy statement.

     Options under the Restated Plan may be allocated and granted to such directors and officers and key employees in such amounts and at such times as may be determined by the Compensation Committee of the Board of Directors in its sole discretion, without limitation as to the amount that may be granted to any one person, except that (i) in the case of a director, the number of shares which will be automatically made the subject of option grants in any calendar year is that number derived by dividing such director's compensation for his services as a director of the Company during the next preceding calendar year by the market value of the Company's Class A common stock as of the last trading day of such preceding calendar year, (ii) a maximum of 50,000 shares in the aggregate may be the subject of options granted to directors pursuant to the formula described in clause (i), and (iii) in the case of directors who are also full-time employees of the Company, the maximum number of shares which may be the subject of options granted to any such director in any calendar year is the amount determined as provided above plus 80,000 shares. By reason of the foregoing provisions, the maximum number of shares which may be the subject of options granted to any non-employee director of the Company during 1995 is 1,486 (assuming such director attended all meeting of the Board of Directors during 1994) and for the Messrs. Boss and Mr. Buckley is in each case 81,486. However, as stated above, it is the intention of the Compensation Committee not to issue any options under the Plan during the years 1995-1997) other than options to new members of management and the options to be granted automatically to directors under the Plan's formula provisions. After taking into account the number of shares granted pursuant to option on December 6, 1994, which were granted subject to stockholder approval, there will be 113,307 shares remaining for grants to new members of management and the automatic grants to directors referenced above.

     The option price per share is the mean between the high and low trading prices for shares of Class A common stock of the Company on the date of grant or, if no shares of such common stock shall have traded on such date, on the next previous date on which such shares shall have traded. Options are not transferable and expire ten years from the date of grant or at the end of such shorter period as may be determined by the Compensation Committee. Each option shall become vested and exercisable at such time or times, in installments or otherwise, as may be determined by the Compensation Committee, provided, that no option granted to a director may be exercised in whole or in part prior to the first anniversary of the date of grant. If the employment of an employee holding options terminates, or if the office of an outside director terminates, in any case for any reason whatsoever, the options held by such employee or director expire automatically six months after the date of termination, unless sooner ended by their term. The option price is payable in full when exercised, in the form or either cash or shares of the Company's Class A common stock already held.

     The Board of Directors may from time to time amend, suspend or terminate the Restated Plan, but the Board may not, without the approval of the holders of the Class A and Class B common stock, voting as a single class, increase the maximum number of shares which may be optioned and sold under the Restated Plan (except as the result of increases pursuant to stock splits and stock dividends), change the option price (except in connection with stock splits and stock dividends) or permit the granting of options with terms in excess of ten years.

     Under present law no taxable income results to the recipient of an option under the Restated Plan. Upon the exercise of an option, however, ordinary income is recognized by the holder to the extent that the value of the shares on the date of exercise exceeds the option price, and the Company is entitled to a corresponding tax deduction. Under present law, any profit on the subsequent sale of the shares for a price in excess of their value at the time of purchase will for federal income tax purposes generally be treated as long- or short-term capital gain, depending upon the holding period of the shares. If the amount received upon disposition of the shares is less than their value at the time of purchase, the loss will generally be treated as long-or short-term capital loss, depending on the holding period.

     Set forth in the table below is a summary of the options granted under the Restated Plan by the Compensation Committee on December 6, 1994, subject to stockholder approval of the Restated Plan. All options were granted with an exercise price of $15.1875 per share (the fair market value of the Class A common stock on the date of grant), are exercisable on or after January 1, 1998, and expire ten years from date of grant.

                               NEW PLAN BENEFITS

               A.T. CROSS COMPANY NON-QUALIFIED STOCK OPTION PLAN
                           (AS AMENDED AND RESTATED)

                                                                                    NUMBER OF SHARES
                                                                                       COVERED BY
                     NAME AND POSITION                         DOLLAR VALUE(1)           OPTIONS
- ------------------------------------------------------------   ---------------      -----------------
Bradford R. Boss............................................     $         0              40,000
  Chairman; Director
Russell A. Boss.............................................     $         0              40,000
  President and Chief Executive Officer; Director
John E. Buckley.............................................     $         0              80,000
  Executive Vice President and Chief Operating Officer;
  Director
Stephen T. Henick...........................................     $         0              35,000
  Vice President, Worldwide Marketing and Sales
Richard M. Feldt............................................     $         0              35,000
  Vice President, Operations
All executive officers as a group...........................     $         0             353,500
All employees (excluding executive officers) as a group.....     $         0             275,500
- ---------------

(1) The "dollar value" of the options set forth in the table is based on the market value of the Class A common stock on March 6, 1995, or $14.50 per share.

     It is proposed that the following vote be submitted to the stockholders at the annual meeting:

VOTED: "That the A.T. Cross Company Non-Qualified Stock Option Plan, as amended by the Board of Directors and restated in the form previously submitted to the shareholders as Exhibit A to the proxy statement for this annual meeting, be and the same hereby is adopted and approved."

     The Board of Directors recommends a vote FOR approval of the Restated Plan, and the enclosed proxy will be voted FOR such approval, unless the proxy specifically indicates otherwise.

                             COMPENSATION COMMITTEE
                             INTERLOCKS AND INSIDER
                                 PARTICIPATION

     As indicated under "Reports to Shareholders on Compensation Matters" at page 7, above, the 1994 compensation of Messrs. Bradford R. Boss, Russell A. Boss and John E. Buckley, all of whom are members of the Board of Directors of the Company, was fixed by the remaining directors. The compensation of the remaining executive officers of the Company was fixed by the Messrs. Boss and Mr. Buckley. Edward M. Watson, a director of the Company, served as Secretary of the Company from 1964 to 1991.

     Bradford R. Boss is a member of the compensation committee of the board of directors of Fleet Financial Group, Inc. Terrence Murray, a director of the Company, is Chairman and Chief Executive Officer of Fleet Financial Group, Inc. and is a member of the Company's Compensation Committee.

RELATIONSHIP WITH INDEPENDENT
PUBLIC ACCOUNTANTS

     At the annual meeting, holders of Class B common stock will appoint the auditors to examine the financial statements of the Company and its subsidiaries for the year 1995. Ernst & Young LLP has been nominated by the Board of Directors as such auditors. One or more representatives of the auditors plan to attend the annual meeting and will be afforded the opportunity to make a statement and answer questions.

     At least twice a year the Audit Committee reviews and approves the services that may be provided by Ernst & Young LLP during the year, considers the effect that performing such services might have on audit independence, and approves guidelines under which management may engage Ernst & Young LLP to perform non-audit services. It also reviews the services performed to see that they are consistent with its guidelines.

SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10 percent of the Company's Class A common stock ("Insiders"), to file with the Securities and Exchange Commission and the American Stock Exchange reports of ownership and changes in ownership of such stock. Insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that during 1994 all
Section 16(a) filing requirements applicable to its Insiders were complied with, except for the following: James C. Tappan, elected to the Board of Directors in April 1994, failed to file a Form 3 reflecting his ownership of Class A common stock until August 1994.

OTHER MATTERS

     The Board of Directors and management know of no matter of business to be brought before the meeting which is not referred to above. However, if other business upon which holders of Class A common stock are entitled to vote shall properly come before the meeting, it is the intention of the persons named in the enclosed proxy or any substitute to vote said proxy in accordance with their best judgment.

IMPORTANT

     NO MATTER HOW SMALL YOUR HOLDINGS, YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, PREPAID ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                              Tina C. Benik
                              Corporate Secretary

Dated:  March 13, 1995

                                                                       EXHIBIT A

                               A.T. CROSS COMPANY

                     NON-QUALIFIED STOCK OPTION PLAN (1975)

                   (AS AMENDED AND RESTATED FEBRUARY 4, 1988,
          AS AMENDED DECEMBER 10, 1991, AMENDED OCTOBER 21, 1993, AND
               AS FURTHER AMENDED AND RESTATED DECEMBER 6, 1994)

1.  Purpose:

     This Non-Qualified Stock Option Plan (herein called the "Non-Qualified Plan") of A.T. CROSS Company, a Rhode Island corporation with its principal place of business in Lincoln, Rhode Island (herein called the "Company"), constitutes the A.T. CROSS Company Non-Qualified Stock Option Plan (1975) as amended and restated to February 4, 1988, and further amended by the Board of Directors on December 10, 1991, and as further amended by the Board of Directors on October 21, 1993, and as further amended and restated by the Board of Directors to December 6, 1994, and is designed to provide, through the medium of options for the purchase of shares of Class A common stock of the Company, additional incentives for Directors of the Company and key employees of the Company and its subsidiaries and, by encouraging stock ownership, to increase their proprietary interest in the progress of the Company. The Non-Qualified Plan is intended to supplement the Company's Incentive Stock Option Plan adopted in 1981, as amended and restated.

2.  Administration:

     a. The Non-Qualified Plan will be administered by a Compensation Committee appointed by the Board of Directors from time to time and consisting of not less than two members of the Board of Directors of the Company who are not full-time employees of the Company. The Compensation Committee's interpretation of the terms and provisions hereof shall be final and conclusive.

     b. The Compensation Committee may, in its sole discretion, subject to the terms and provisions hereof, grant options to purchase shares of the Company's Class A common stock and issue shares of such common stock upon the exercise of any such options so granted.

     c. The Board of Directors shall adopt as the option to be granted hereunder such form of Option Agreement with such provisions consistent with the Non-Qualified Plan as the Board of Directors shall deem appropriate.

     d. No Director or member of the Compensation Committee shall be liable for any action or determination made in good faith under the Non-Qualified Plan.

3.  Eligibility:

     The Directors of the Company and such key employees of the Company or of any subsidiary of the Company (as hereinafter defined) as shall have been designated by the Board from time to time shall be eligible to participate in the Non-Qualified Plan. For purposes of the Non-Qualified Plan, a Company shall be deemed to be a "subsidiary" if a majority of its outstanding shares of voting stock are owned or controlled by the Company. Key employees (herein collectively called "Employees") shall be those employees who, together with officers of the Company or any such subsidiary, are deemed by the Board to be of primary importance in the operation of the business of the Company or any such subsidiary. The Compensation Committee may, in its discretion, but subject to the terms and provisions hereof, from time to time grant options to any or all eligible Directors and Employees to purchase such number of shares as the Compensation Committee shall determine.

4.  Stock Subject to Options:

     a. The maximum number of shares of Class A common stock which may on or after December 6, 1994 be made the subject of options under the Non-Qualified Plan is seven hundred forty-two thousand, three hundred seven (742,307) shares. Of such number, a maximum of fifty thousand (50,000) shares shall be eligible for options granted after December 6, 1994 to members of the Board of Directors of the Company pursuant to paragraph 5, below.

     b. The maximum number of shares which may be made the subject of option grants to a Director of the Company who at the time of the grant of such option is a full-time employee of the Company shall, in any calendar year, not exceed the number of shares which are the subject of grants to such director during such calendar year under paragraph 5, below, plus eighty thousand (80,000) shares."

     c. The maximum number of shares fixed in subparagraphs (a) and (b), above, shall be appropriately adjusted for stock splits, stock dividends and recapitalizations effected after the approval of the Non-Qualified Plan by the stockholders of the Company.

     d. The shares of Class A common stock which may be the subject of option grants hereunder may be either authorized and unissued shares or issued shares reacquired by the Company and held in the Company's treasury. Any shares which are made the subject of an option which is for any reason unexercised prior to its expiration may again be subjected to an option or options under the Non-Qualified Plan.

5.  Grants to Directors:

     On October 1 of each year, or if such day shall not be a trading day on the American Stock Exchange or such other principal stock exchange on which the Company's Class A common stock shall be listed for trading at the time, on the next such trading day, an option for the purchase of shares of Class A common stock of the Company shall, without further action of the Board of Directors or the Committee, be granted automatically to each member of the Board of Directors of the Company. The number of shares which shall be the subject of an option granted to a Director pursuant to the foregoing shall be derived by dividing (i) the compensation paid or payable to such Director for his or her services to the Company in his or her capacity as Director during the next preceding calendar year by (ii) the mean between the high and low trading prices, on the American Stock Exchange or such other principal stock exchange referred to above, for a share of Class A common stock of the Company on the last business day of such next preceding calendar year, or if no shares of such common stock shall have been traded on such day, on the next previous day on which shares of such common stock shall have been traded. A Director of the Company who is not a full-time employee of the Company shall be ineligible to receive options under the Non-Qualified Plan in addition to those provided for in this paragraph 5.

6.  Purchase Price:

     a. The purchase price per share with respect to an option granted hereunder shall be the mean between the high and the low trading prices of the Company's Class A common stock on the date that such option is granted, or, if no shares of such common stock shall have been traded on such date, on the next previous date on which shares of such common stock shall have been traded.

7.  Term and Exercise of Options:

     a. The term of each option shall be ten (10) years, or such shorter period as may be determined by the Compensation Committee, from the date of grant of the option, unless sooner terminated under the provisions of paragraph 10. Each option shall become vested and exercisable at such time or times, in installments or otherwise, as may be determined by the Compensation Committee and set forth in a written agreement evidencing the grant of such option, provided, that no option granted to a Director hereunder may be exercised in whole or in part prior to the first anniversary of the date of such grant. No option shall be granted after the termination of the Non-Qualified Plan, but options theretofore granted may be exercised thereafter in accordance with their terms and the provisions of the Non-Qualified Plan. Any option granted under the Non-Qualified Plan may be exercised notwithstanding the fact that the Director or Employee holds stock options granted under the Company's Incentive Stock Option Plan or prior non-qualified options granted under the Non-Qualified Plan.

     b. When any shares are purchased, the purchase price for the number of shares purchased shall be paid in full. The purchase price may be paid in cash (including personal check) or by the delivery to the Company of other shares of Class A common stock of the Company already owned by the individual exercising the option, or by any combination of cash and such shares. Shares so delivered will be credited against the purchase price in an amount equal to their fair market value on the date of delivery, and their fair market value shall be deemed to be the mean between the high and low trading prices of the Company's Class A common stock on the date of delivery or, if no shares of such common stock shall have traded on such date, on the next previous date on which shares of such common stock shall have been traded.

     c. Until payment in full and the issuance of stock certificates, an Employee or Director shall have no right to vote or receive dividends or any other rights as a stockholder with respect to shares which he has an option to purchase. No adjustment will be made for dividend or other rights for which the record date is prior to the date the stock certificate is issued.

8.  Issuance of Stock:

     Shares of stock will be issued and certificates therefor will be delivered to a Director or an Employee upon his making payment for shares for which he has exercised his option to purchase, but less than five (5) shares will not be issued.

9.  Transferability of Options:

     Options under the Non-Qualified Plan shall not be transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and are exercisable during the lifetime of the grantee only by such grantee.

10.  Termination of Employment and Death:

     If the employment of an Employee (including an Employee who is also a Director) holding options under the Non-Qualified Plan shall terminate, or if the office of a Director who is not a full-time employee of the Company or a subsidiary shall terminate, in either case for any reason whatsoever (including retirement, resignation, dismissal, or death), the options of such Employee or Director under the Non-Qualified Plan shall end automatically six (6) months after the date of such termination, unless sooner ended by their term. Prior to the expiration of such six (6) month period, during the term of such options, such Director or Employee (or his executor or administrator in the event of his death during such period) shall have the right to exercise such options to purchase the shares of stock which are subject thereto.

11.  Readjustment of Stock or Recapitalization:

     Upon any recapitalization or readjustment of the Company's capital stock whereby the character of the present Class A common stock shall be changed, appropriate adjustments shall be made so that the stock to be purchased under the Non-Qualified Plan shall be the equivalent of the present Class A common stock of the Company, after such readjustment or recapitalization. In the event of a subdivision or combination of the shares of Class A common stock of the Company, the number of shares that may be optioned and sold to Directors and Employees under the Non-Qualified Plan will be proportionately increased or decreased and the price will be proportionately adjusted by the Board of Directors and, in case of reclassification or other change in the shares of Class A common stock of the Company, such action will be taken as in the opinion of the Board of Directors will be appropriate under the circumstances. Accordingly, in such cases the maximum number of authorized but unissued shares, or shares purchased by the Company and held as treasury stock, to be covered by the Non-Qualified Plan may be increased by the Board of Directors without stockholder or any other action.

12.  Term of the Non-Qualified Plan:

     The Non-Qualified Plan shall become effective on the date of its adoption by the Board of Directors, subject to approval by the stockholders, and shall continue in effect until terminated under paragraph 13. The powers of the Board of Directors shall continue in effect after the termination of the Non-Qualified Plan, until exercise or expiration of all options then outstanding.

13.  Amendment and Termination:

     The Board of Directors at any time may amend, suspend or terminate the Non-Qualified Plan. No action of the Board, however, may without the consent of the holder alter or impair any option previously granted under the Non-Qualified Plan (except pursuant to paragraph 11). In addition, no action of the Board may, unless duly approved by both the Class A and Class B common stockholders voting as a single class: (i) increase the maximum number of shares which may be optioned and sold under the Non-Qualified Plan (except pursuant to paragraph
11); (ii) change the option price (except pursuant to paragraph 11); or (iii) permit granting options for a period longer than herein provided. The provisions of paragraph 5 shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

14.  Obligation of the Company to Issue Shares:

     Notwithstanding any other provision of the Non-Qualified Plan the Company shall not be obligated to issue any shares pursuant to any stock option unless or until:

     a. the shares with respect to which the option is being exercised have been registered under the Securities Act of 1933, as amended, or are exempt from such registration in the opinion of the Company's counsel;

     b. the prior approval of such sale or issuance has been obtained from any state regulatory body having jurisdiction;

     c. in the event the stock has been listed on any stock exchange, the shares with respect to which the option is being exercised have been duly listed on such exchange in accordance with the procedures specified therefor;

     d. the Company has in its possession an amount required to be withheld under provisions of the Internal Revenue Code on account of the exercise of such option as more particularly set forth in paragraph 15 of the Non-Qualified Plan.

15.  Withholding of Taxes Upon Exercise:

     Pursuant to the provisions of the Internal Revenue Code and regulations thereunder, the holder of a non-qualified stock option realizes ordinary taxable income ("realized income") at the time of exercise of the option measured by the difference between the exercise price and the fair market value of the purchased shares at the time of exercise. Such regulations also provide that the Company must withhold and pay over directly to the Internal Revenue Service a specified percentage of such realized income. The Company may withhold such amount (as varied from time to time by the Internal Revenue Code or regulations thereunder) from any salary, bonus, compensation or other property due or belonging to the holder as a condition precedent to issuing any shares of stock on account of the exercise of any option granted hereunder.


PROXY                                  -----------------------------------------------------------------------------------------
A.T. CROSS COMPANY                     1.  NUMBER OF DIRECTORS:  / /FOR / / AGAINST  / / ABSTAIN
The undersigned holder of Class A          fixing the number of Class A directors at three
common stock of A.T. Cross Company         and Class B directors at six
does hereby constitute and             -----------------------------------------------------------------------------------------
Bradford R. Boss, Russell A. Boss      2.  ELECTION OF CLASS A DIRECTORS:
and Edward M. Watson, or any one           Terrence Murray          / / FOR       / / AUTHORITY WITHHELD
of them as attorneys and proxies           James C. Tappan          / / FOR       / / AUTHORITY WITHHELD
of the undersigned, with full              Thomas C. McDermott      / / FOR       / / AUTHORITY WITHHELD
substitution for, and in the name      -----------------------------------------------------------------------------------------
and stead of, the undersigned to       3.  APPROVAL OF AMENDMENT TO NON-QUALIFIED STOCK OPTION PLAN:
appear and vote all shares of                         / / FOR          / / AGAINST          / / ABSTAIN
Class A common stock of A.T.           -----------------------------------------------------------------------------------------
Cross Company held of record           4.  OTHER BUSINESS:  In their discretion, the proxies are authorized to vote upon
in the name of the undersigned at          such other business as may properly come before said meeting or any adjournment
the annual meeting of A.T. Cross           thereof upon which Class A common stockholders are entitled to vote.
Company to be held at the offices          This proxy when properly executed will be voted in the manner directed herein by
of the Company, One Albion Road,           the undersidgned.  If no direction is made, this this proxy will be voted FOR
Rhode Island  02865 on                     proposals 1, 2 and 3.
on Thursday, April 27, 1995 at             THIS PROXY IS BEING SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.
10:00 A.M. and at any and all adjourn-     Please date, sign and mail promptly in the enclosed envelope. This proxy will
ments thereof as designated.               not be used if you attend the meeting in person and so request.

                                                                                                                  (over)

                                                                                           Dated                            1995
                                                                                           -------------------------------------

                                                                                           Signature:
                                                                                           -------------------------------------

                                                                                           Signature:
                                                                                           -------------------------------------



Important: Please sign exactly as your name or names appear above. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, give full title as such. Corporate stockholders sign with full corporate name by a duly authorized officer. If a partnership, sign in partnership name by authorized person.